EXHIBIT 2.1

                       PLAN AND AGREEMENT OF DISTRIBUTION

             THIS PLAN AND AGREEMENT OF DISTRIBUTION (the "Agreement") is made as of the 15th day of December, 1997, between Thermo Optek Corporation, Inc., a Delaware corporation ("Optek"), and Thermo Vision Corporation, a Delaware corporation ("Vision").

                                    RECITALS

             WHEREAS, Optek is the holder of approximately 6,783,800 shares of Common Stock, $.01 par value per share, of Vision ("Vision Common Stock"), comprising 100% of the issued and outstanding shares of Vision Common Stock; and

             WHEREAS, Optek has contributed certain technology and certain assets to Vision and intends to make other arrangements to establish Vision as a separate enterprise for the purpose of engaging in the photonics business, including the design, manufacture and sale of optical components, imaging sensors and systems, lasers, optically based instruments, optoelectronics and fiber optics; and

             WHEREAS, it is the intention of Optek to distribute all of the issued and outstanding shares of Vision Common Stock held by Optek to the stockholders of Optek (the "Distribution"); and

             WHEREAS, Optek and Vision have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters following such Distribution.

             NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

             1.1 General. As used in this Agreement and the Exhibits hereto, the following terms shall have the following meanings:

             Action: any action, claim, suit, litigation, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

             Affiliate: with respect to any specified person, a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person; provided, however, that Optek(and its subsidiaries) shall not be deemed to be Affiliates of Vision (and its subsidiaries), and vice versa, for purposes of this
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        Agreement.

             Agent: American Stock Transfer & Trust Company, the distribution agent appointed by Optek to distribute the shares of Vision Common Stock in connection with the Distribution.

             Ancillary Agreements: all of the agreements, instruments, understandings, assignments or other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, the Thermo Electron Corporate Charter, the Corporate Services Agreement, the Tax Allocation Agreement, the Master Guarantee Reimbursement Agreements, the Master Repurchase Agreement, the CID Supply Agreement and the Tax Matters Agreement.

             CID:  Charge-injection device.

             CID Supply Agreement: the agreement between Optek and Vision pursuant to which Vision has agreed to supply Optek with and Optek has agreed to purchase from Vision, all of Optek's requirements for CID sensors for use in Optek's optical spectrometers.

             Code:  the Internal Revenue Code of 1986, as amended.

             Commission:  the Securities and Exchange Commission.

             Corporate Services Agreement: the agreement between Thermo Electron and Vision providing for Thermo Electron's provision to Vision of various administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services.

             Distribution:  as defined in the Recitals.

             Distribution Date: the date of effecting the Distribution, as determined by the Optek Board.

             Distribution Record Date: the date determined by the Optek Board as of which the holders of Optek Common Stock and their respective stock holdings shall be determined for purposes of distributing Vision Common Stock to such Optek stockholders.

             Exchange Act: the Securities Exchange Act of 1934, as amended.

             Form 10: the Registration Statement on Form 10 to be filed by Vision with the Commission to effect the registration of the Vision Common Stock pursuant to the Exchange Act.

             Group:  the Optek Group or the Vision Group.
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             Indemnifiable Losses:  all losses, Liabilities, damages,
        claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered (and not actually reimbursed by insurance proceeds) by an Indemnitee, including any reasonable costs or expenses of enforcing any indemnity hereunder.

             Indemnifying Party: a Person who or which is obligated under this Agreement to provide indemnification.

             Indemnitee: a Person who or which may seek indemnification under this Agreement.

             Information Statement: the Information Statement, constituting a part of the Form 10, in the form to be distributed to the holders of Optek Common Stock as of the Distribution Record Date in connection with the Distribution, and as it may be amended or supplemented subsequent to such dissemination.

             Liabilities: any and all debts, liabilities and obligations, absolute or contingent, mature or unmature, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this Agreement), including all costs and expenses relating thereto, and those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

             Master Guarantee Reimbursement Agreements: (i) the agreement between Thermo Electron and Vision providing that Vision is required to reimburse Thermo Electron for any costs Thermo Electron incurs in the event that Thermo Electron is required to pay third parties pursuant to any guarantees Thermo Electron issues on Vision's behalf and (ii) the agreement between Thermo Instrument and Vision providing that Vision is required to reimburse Thermo Instrument for any costs Thermo Instrument incurs in the event that Thermo Instrument is required to pay Thermo Electron or any third party pursuant to any guarantees Thermo Instrument issues on Vision's behalf.

             Master Repurchase Agreement: the agreement between Thermo Electron and Vision pursuant to which Vision in effect lends cash to Thermo Electron, whichThermo Electron collateralizes with investments principally consisting of corporate notes, United States government-agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation.

             Optek Board:  the Board of Directors of Optek.
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             Optek Business:  all of the businesses and operations
        conducted at any time, whether prior to, on or after the Distribution Date, by any member of the Optek Group, other than the Vision Business.

             Optek Common Stock: the Common Stock, $.01 par value per share, of Optek.

             Optek Group:  Optek and the Optek Subsidiaries.

             Optek Indemnities: Optek, each Affiliate of Optek and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

             Optek Subsidiaries: all Subsidiaries of Optek, other than Vision and the Vision Subsidiaries.

             Person: an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

             Representative: with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

             Securities Act:  the Securities Act of 1933, as amended.

             Subsidiary: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for purposes of this Agreement, Vision and the Vision Subsidiaries shall not be deemed to be Subsidiaries of Optek or any of the Optek Subsidiaries.

             Tax Allocation Agreement: the agreement between Thermo Electron and Vision providing the terms under which Vision will be included in Thermo Electron's consolidated Federal and state income tax returns.

             Tax Matters Agreement: the Tax Matters Agreement between Optek and Vision, the proposed form of which is attached as Exhibit C, providing for, among other things, the allocation of certain liabilities with respect to federal, state and local income taxes and the procedures for filing returns with respect to such taxes.

             Thermo Electron: Thermo Electron Corporation, a Delaware corporation and the ultimate parent corporation of Optek and Vision.

             Thermo Electron Corporate Charter:  the charter defining the
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        relationships, nature of cooperations and benefits and support to be shared among Thermo Electron and its subsidiaries.

             Third-Party Claim: any claim, suit, arbitration, injury, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who or which is neither a party hereto nor an Affiliate of a party hereto.

             Vision Assets: all of the assets owned by any member of the Vision Group immediately prior to the Distribution Date, excluding items to be retained by any member of the Optek Group pursuant to the Ancillary Agreements.

             Vision Board:  the Board of Directors of Vision.

             Vision Business: all of the businesses and operations conducted at any time, whether prior to, on or after the Distribution Date, by any member of the Vision Group.

             Vision Common Stock:  as defined in the Recitals.

             Vision Group:  Vision and the Vision Subsidiaries.

             Vision Indemnitees: Vision, each Affiliate of Vision and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

                  Vision Subsidiary:  all Subsidiaries of Vision.
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                                   ARTICLE II

                        ACKNOWLEDGMENT OF MATERIAL FACTS

             2.1 Organization. Optek and Vision acknowledge that each is duly organized, validly existing and in good standing under the laws of the State of Delaware, with requisite corporate power to own their respective properties and assets and to carry on their respective businesses as presently conducted or contemplated. Optek is the owner of all (approximately 6,783,800) of the issued and outstanding shares of Vision Common Stock.

                                   ARTICLE III

                               PRELIMINARY ACTION

             3.1  Cooperation Prior to the Distribution.

                  (a) Ancillary Agreements. Optek and Vision shall use their respective best efforts to cause, on or before the Distribution Date, the execution and delivery by Optek and Vision, or their respective Affiliates, of the Ancillary
        Agreements and any other agreements, instruments or other documents deemed necessary or desirable by the applicable parties to establish and govern their post-Distribution relationships.

                  (b) Form 10. Optek and Vision have prepared, and Vision has filed with the Commission, the Form 10, which includes the Information Statement, setting forth appropriate disclosure concerning Vision, the Distribution and any other appropriate matters required to be stated therein. Optek and Vision shall use their respective reasonable efforts to cause the Form 10 to become effective under the Exchange Act, and thereafter Optek or its agent shall promptly mail the Information Statement to all of the appropriate holders of Optek Common Stock.

                  (c) Listing. Optek and Vision shall prepare, and Vision shall file and pursue, an application to effect the listing of the Vision Common Stock on the American Stock
        Exchange.

                  (d) Charter Transfer Restriction. Vision shall prepare and file with the office of the Secretary of State of the State of Delaware an amendment to Vision's Certificate of Incorporation, as amended (the "Charter Amendment"), that prohibits the sale, transfer or other disposition of the shares of Vision Common Stock to be distributed in the Distribution (other than the sale of fractional shares by the Agent), until the sooner to occur of (i) 60 days following the pricing of Vision's proposed initial underwritten public offering of Vision Common Stock (the "IPO") or (ii) March 1, 1998 (the "Charter Transfer Restriction").
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             3.2  Consents.  Each party hereto understands and agrees
        that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any agreements or the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable laws or judgments except as expressly represented, warranted or covenanted herein or in the Ancillary Agreements. Notwithstanding the foregoing, the parties shall use reasonable efforts to obtain all consents and approvals, to enter into all agreements and to make all filings and applications which may be required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings or consents under federal or state laws and all necessary consents, approvals, agreements, filings and applications.

                                   ARTICLE IV

                                THE DISTRIBUTION

             4.1  The Distribution.

                  (a) Prior to the Distribution Date, Optek shall deliver to Vision the certificates for the approximate 6,783,800 shares of Vision Common Stock owned by Optek, and Vision shall cancel such certificates. In exchange therefor, and upon receipt from the Agent of a certificate as to the number of shares of Optek Common Stock outstanding as of the Distribution Record Date, Vision shall deliver to the Agent on the Distribution Date on behalf of Optek and for the benefit of the holders of record of Optek Common Stock as of the Distribution Record Date, an omnibus stock certificate representing in the aggregate 14 shares of Vision Common Stock for every 100 shares of Optek Common Stock outstanding as of the Distribution Record Date. Effective as of 9:00 a.m., Boston Time, on the date of the delivery of such omnibus stock certificate to the Agent, ownership of the Vision Common Stock held by Optek shall pass to Optek's stockholders. Optek shall instruct the Agent to distribute, beginning on or promptly following the Distribution Date, to such holders of Optek Common Stock on the Distribution Record Date, certificates representing 14 shares of Vision Common Stock for every 100 shares of Optek Common Stock outstanding as of the Distribution Record Date. Vision agrees to provide to the Agent sufficient certificates in such denominations as the Agent may request in order to effect the Distribution. All of the shares of Vision Common Stock issued in the Distribution shall be fully paid, nonassessable and free of preemptive rights. In addition, all such shares (other than fractional shares sold by the Agent in accordance with Section 4.1(b) below) shall be subject to the Charter Transfer Restriction. Holders of Optek Common Stock shall not be required to pay cash or other consideration for the
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        Vision Common Stock received in the Distribution.

                  (b) No fractional shares of Vision Common Stock will be received by Optek stockholders. Fractional shares, if any, will be aggregated and sold, on behalf of the stockholders entitled to receive such shares, by the Agent. The Agent will use the net proceeds from the sale of fractional shares to make cash payments to those stockholders otherwise entitled to receive fractional shares in proportion to their respective interests in such fractional shares.

                  (c) The Distribution shall not be effected unless immediately thereafter the IPO is consummated.

             4.2  Optek Board Action.

                  (a) The Optek Board shall establish in its sole discretion and in accordance with all applicable rules of the American Stock Exchange, the Distribution Record Date, the Distribution Date, the date on which certificates representing Vision Common Stock shall be mailed to holders of Optek Common Stock and all appropriate procedures in connection with the Distribution.

                  (b) In its sole discretion for any reason, the Optek Board may rescind the declaration of the Distribution, and after the declaration and until the Distribution Date, the Optek Board may postpone, withdraw, cancel or abandon the Distribution for any reason and simultaneously terminate this Agreement and the Ancillary Agreements.

                                    ARTICLE V

                    SURVIVAL, ASSUMPTION AND INDEMNIFICATION

             5.1 Survival of Agreements. All covenants and agreements of the parties hereto contained in this Agreement shall survive the Distribution Date.

             5.2 Assumption and Indemnification. (a) Except as specifically otherwise provided in the Ancillary Agreements,
        Optek shall indemnify, defend and hold harmless the Vision Indemnitees from and against (1) all Indemnifiable Losses arising from or relating to the Optek Business, whether such
        Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such
        Indemnifiable Losses are asserted, before or after the Distribution Date; (2) all Indemnifiable Losses incurred by
        Vision as a consequence of any misstatement or omission of a material fact with respect to Optek based on information supplied by Optek in any documents or filings prepared for purposes of compliance or qualification under applicable securities laws in connection with the Distribution, and related transactions, including without limitation, the Information Statement and the
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        Form 10; and (3) all Indemnifiable Losses arising from any breach of or failure toperform any obligation on the part of any member of Optek Group contained in this Agreement or any of the Ancillary Agreements.

                  (b) Except as specifically otherwise provided in the Ancillary Agreements, Vision shall indemnify, defend and hold harmless the Optek Indemnitees from and against (1) all Indemnifiable Losses arising from or relating to the Vision Business, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before or after the Distribution Date; (2) all Indemnifiable Losses incurred by Optek as a consequence of any misstatement or omission of a material fact with respect to Vision based on information supplied by Vision in any documents or filings prepared for purposes of compliance or qualification under applicable securities laws in connection with the Distribution and related transactions, including without limitation, the Information Statement and the Form 10; and (3) all Indemnifiable Losses arising from any breach of or failure to perform any obligation on the part of any member of the Vision Group contained in this Agreement or any of the Ancillary Agreements.

                  (c) If any Indemnifiable Loss arises from or relates to both the Optek Business and the Vision Business, Optek shall indemnify the Vision Indemnitees against any portion of such Indemnifiable Loss that pertains more directly to the Optek Business than to the Vision Business, and Vision shall indemnify the Optek Indemnitees against any portion of such Indemnifiable Loss that pertains more directly to the Vision Business than to the Optek Business.

                  (d) Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements between any member of the Optek Group and any member of the Vision Group (or any unit of the Vision Business) for the provision after the Distribution of goods and services in the ordinary course shall be governed by the terms of such arrangements and not by this Section.

             5.3  Procedures for Indemnification for Third-Party Claims.
        (a) Vision shall, and shall cause the other Vision Indemnitees to, notify Optek in writing promptly after learning of any Third-Party Claim for which any Vision Indemnitee intends to seek indemnification from Optek under this Agreement. Optek shall, and shall cause the other Optek Indemnitees to, notify Vision in writing promptly after learning of any Third-Party Claim for which any Optek Indemnitee intends to seek indemnification from Vision under this Agreement. The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this Article V except to the extent that such Indemnifying Party or its Affiliate is actually prejudiced by such failure to give notice. Such notice shall describe such
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        Third-Party Claim in reasonable detail considering the
        information provided to the Indemnitee.

                  (b) Except as otherwise provided in subsection (c) of this Section, an Indemnifying Party may, by notice to the Indemnitee and to Vision, if Optek is the Indemnifying Party, or to Optek, if Vision is the Indemnifying Party, at any time after receipt by such Indemnifying Party of such Indemnitee's notice of a Third-Party Claim, undertake (itself or through another member of its Group) the defense or settlement of such Third-Party Claim. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall thereby admit its obligation to indemnify the Indemnitee against such Third-Party Claim, and such Indemnifying Party shall control the investigation and defense or settlement thereof, except that such Indemnifying Party shall not require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interest, nor shall the Indemnifying Party, without the prior written consent of the Indemnitee and of Vision, if the Indemnitee is a Vision Indemnitee, or of Optek, if the Indemnitee is an Optek Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the Indemnitees from liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified under this Agreement or to submit to any non-monetary remedy; and subject to the Indemnifying Party's control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense.

                  (c) With respect to any Third-Party Claim, if there is a material conflict of interest between the Indemnifying Party and the Indemnitees involved, neither the Indemnifying Party nor the Indemnitees shall be entitled to control the defense or settlement thereof. If an Indemnitee notifies an Indemnifying Party of Third-Party Claim pursuant to this Article V, and the Indemnifying Party does not take control of the defense or settlement thereof, or prior to the time that it does so take control, neither the Indemnifying Party nor the Indemnitees shall be entitled to control the defense or settlement thereof. In any such event, the Indemnifying Parties and the Indemnitees involved shall each be entitled to conduct their own investigation and defense, but the parties shall cooperate to conduct such investigation and defense as efficiently as possible. No Indemnitee may compromise or settle any Third-Party Claim described in this subsection as to which indemnification from an Indemnifying Party has or will be sought under this Agreement without the prior written consent of such Indemnifying Party.

                  (d) If an Indemnifying Party is required to indemnify any Indemnitees with respect to a Third-Party Claim described in subsection (c) of this Section 5.3, such Indemnifying Party shall
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        pay the reasonable attorneys' fees and expenses of one law firm representing the Indemnitees involved in each jurisdiction with respect thereto.

                  (e) Vision shall, and shall cause the other Vision Indemnitees to, and Optek shall, and shall cause the other Optek Indemnitees to, make available to each other, their counsel and other Representatives, all information and documents reasonably available to them which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof.

             5.4  Remedies Cumulative.  The remedies provided in this
        Article VI shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party. However, the procedures set forth in Section 5.3 shall be the exclusive procedures governing any indemnity action brought under this Agreement or otherwise and relating to a Third-Party Claim, except as otherwise specifically provided in any of the Ancillary Agreements.

                                   ARTICLE VI

                              ADDITIONAL ASSURANCES

             6.1 Mutual Assurances. Optek and Vision agree to cooperate with respect to the implementation of this Agreement and the Ancillary Agreements and to execute such further documents and instruments as may be necessary to confirm the transactions contemplated hereby. Such cooperation may include joint meetings with corporate partners, suppliers, customers and others to assure the orderly transition of the business and assets contemplated hereby; provided, however, that nothing herein shall be deemed to obligate either Optek or Vision to take any action or reach any understandings which may violate any applicable laws. Optek and Vision agree that they will not take any action inconsistent with the facts and representations set forth in the "no-action letter" request filed with the Commission in connection with the Distribution and will use their best efforts to cause such facts to remain true and correct and, if either Optek or Vision shall take any such inconsistent action, or fail to use such best efforts, it will indemnify the other party for any expense or Liability incurred as a consequence thereof.
        Optek and Vision also agree that the Distribution is intended to qualify under Section 355 of the Code, and that the characterization of the transactions contemplated hereunder for tax purposes and the liability of the parties for taxes shall be governed by the Tax Matters Agreement. Except as otherwise specifically provided herein or as agreed between the parties from time to time, Optek and Vision shall bear their own expenses associated with the Distribution.

                                   ARTICLE VII
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                   CONDITIONS TO EFFECTIVENESS OF DISTRIBUTION

             The Distribution shall be subject to the implementation of the portions of this Agreement which are contemplated to become effective prior to the Distribution and to the satisfaction or waiver of the following conditions:

             7.1 Board Approval. This Agreement and the Ancillary Agreements (including exhibits and schedules) shall have been approved by the Optek Board and the Vision Board and shall have been executed and delivered by appropriate officers of Optek and Vision.

             7.2 Securities Laws Compliance. The transactions contemplated hereby shall be in compliance with applicable federal and state securities laws.

             7.3 Form 10 Effective. The Form 10 shall have become effective under the Exchange Act.

             7.4 Consents. Optek shall have received such consents, and shall have received executed copies of such agreements or amendments of agreements, as it shall deem necessary in connection with the completion of the transaction contemplated by this Agreement.

             7.5 Charter Amendment. The Charter Amendment containing the Charter Transfer Restriction shall have been filed with the office of the Secretary of State of the State of Delaware and shall have become effective under Delaware law.

             7.6 Other Instruments. All action and other documents and instruments deemed necessary or advisable in connection with the transactions contemplated hereby shall have been taken or executed, as the case may be, in form and substance satisfactory to Optek and Vision.

             7.7 Legal Proceedings. No legal proceedings affecting or arising out of the transactions contemplated hereby or which could otherwise affect Optek or Vision in a materially adverse manner shall have been commenced or threatened against Optek, Vision or the directors or officers of either Optek or Vision.

             7.8 Material Changes. No material adverse change shall have occurred with respect to Optek or Vision, the securities markets or general economic or financial conditions which shall, in the reasonable judgment of Optek and Vision, make the transactions contemplated by this Agreement inadvisable.

                                  ARTICLE VIII

                       ACCESS TO INFORMATION AND SERVICES
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             8.1  Provision of Corporate Records.  Upon Vision's request,
        Optek shall arrange as soon as practicable following the Distribution Date for the delivery to Vision of existing corporate records in the possession of Optek relating to the business and assets to be transferred to Vision, together with all active agreements and any active litigation files relating to the business, except to the extent such items are already in the possession of Vision. Such records shall be the property of Vision but shall be available to Optek for review and duplication until Optek shall notify Vision in writing that such records are no longer of use to Optek.

             8.2 Access to Information. From and after the Distribution Date, Optek shall afford to Vision and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within Optek's possession relating to Vision's business, insofar as such access is reasonably required by Vision. Vision shall afford to Optek and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing Information) and duplicating rights during normal business hours to Information within Vision's possession relating to Optek's business as constituted after the Distribution, insofar as such access is reasonably required by Optek. Information may be requested under this Article VIII for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing the transactions contemplated in this Agreement and the Ancillary Agreements.

             8.3 Production of Witnesses. At all times from and after the Distribution Date, each of Optek and Vision shall use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with legal, administrative or other proceedings in which the requesting party may from time to time be involved.

             8.4 Reimbursement. Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing Information to the other party under this Article VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information.

             8.5 Retention of Records. For a period of seven (7) years following the Distribution Date, each of Optek and Vision shall
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
        retain all Information relating to the other, except as otherwise required by law or set forth in an Ancillary Agreement or except to the extent that such Information is in the public domain or in the possession of the other party; provided, that, after the expiration of such retention period, such Information shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (i) the party proposing to destroy or otherwise dispose of such Information shall provide no less than ninety (90) days' prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested, at the expense of the party requesting such Information.

             8.6 Confidentiality. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any Information of or concerning the other party which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provisions of this Agreement or any Ancillary Agreement; provided, however, that such obligation to maintain confidentiality shall not apply to Information which: (i) at the time of disclosure was in the public domain, not as a result of improper acts by the receiving party; (ii) was already independently in the possession of the receiving party at the time of disclosure; or (iii) is received by the receiving party from a third party who did not receive such Information from the disclosing party under an obligation of confidentiality.

                                   ARTICLE IX

                                    COVENANTS

             9.1 Listing. Vision hereby agrees to use its reasonable efforts to effect and maintain the listing of the Vision Common Stock on the American Stock Exchange.

             9.2 Ancillary Agreements. The parties agree that they shall comply with and provide all services and take any and all actions required to be provided or taken by the terms of any and all of the Ancillary Agreements following the Distribution.

                                    ARTICLE X

                        NO REPRESENTATIONS OR WARRANTIES

             10.1 No Representations or Warranties.  Vision acknowledges
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        that, prior to the date of this Agreement, it has had primary responsibility for the operation and management of the Vision Business and Optek acknowledges that, prior to the date of this Agreement, it has had primary responsibility for the operation and management of the Optek Business. Vision understands and agrees that no member of the Optek Group is, in this Agreement or in any other agreement or document, representing or warranting to Vision or any member of the Vision Group in any way as to the Vision Assets, the Vision Business or the Liabilities of the Vision Group or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement, it being agreed and understood that Vision and each member of the Vision group shall bear the economic and legal risk that conveyances of the Vision Assets shall prove to be insufficient, that the title of any member of the Vision group to any Vision Assets shall be other than good and marketable and free from encumbrances or that results from the failure of Vision or any member of the Vision Group to obtain any consents or approvals relating to the Vision Business required in connection with the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS

             11.1 Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

             11.2 Construction. Each provision of this Agreement shall be interpreted in a manner to be effective and valid to the fullest extent permissible under applicable law. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement which shall remain in full force and effect.

             11.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement.

             11.4 Exhibits. Exhibits to this Agreement shall be deemed to be an integral part hereof, and schedules or exhibits to such Exhibits shall be deemed to be an integral part thereof. Except as otherwise specifically provided therein, all provisions of this Article XI shall apply to each agreement constituting an Ancillary Agreement or to which reference is made herein.

             11.5 Amendments; Waivers. This Agreement may be amended or modified only in writing executed on behalf of Optek and Vision. No waiver shall operate to waive any further or future act and no failure to object of forbearance shall operate as a waiver.

             11.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if
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        served personally on the party to whom notice is given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission,
        (iii) on the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or (iv) on the fifth day after mailing, if mailed by registered or certified mail, postage prepaid, properly addressed and return-receipt requested, in all cases to the parties as follows:


                       Thermo Optek Corporation
                       8E Forge Parkway
                       Franklin, MA  02038
                       Attention:  Chief Executive Officer
                       Telephone:     (508) 528-0551
                       Telecopier:    (508) 541-0551

                  or to:

                       Thermo Vision Corporation
                       8E Forge Parkway
                       Franklin, MA  02038
                       Attention:  Chief Executive Officer
                       Telephone:     (508) 553-1689
                       Telecopier:    (508) 553-1742

                       11.7 Successors and Assigns. This Agreement and any of the rights and obligations of each party hereunder shall not be assigned, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that either party may sell, assign, transfer, delegate or otherwise dispose of its rights and obligations hereunder in connection with its merger or consolidation or the sale of substantially all of its assets. This Agreement shall be binding upon the parties and their respective successors and assigns to the extent such assignments are in accordance with this Section 11.7.

             11.8 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of thisAgreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply.

             11.9 Successors and Assigns; No Third-Party Beneficiaries.
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        This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Sections 5.2 and
        5.3 relating to Indemnitees, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of the parties hereto and their Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.





             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                      THERMO OPTEK CORPORATION


                                      By:     /s/ Robert J. Rosenthal
                                         --------------------------------
                                           Name:
                                           Title: President



                                      THERMO VISION CORPORATION


                                      By:   /s/ Kristine Stotz Langdon
                                         --------------------------------
                                           Name:
                                           Title:  President